AGREEMENT

                    FOR TELEPHONE SERVICE

                         THROUGH ATC

                  Dated: September 5, 1990

                           between

Executive TeleCard S.A. (hereinafter referred to as
"TeleCard"), whose address is Rue de la Morache 14, 1260
Nyon, Switzerland,

                             and

ATC, a corporation duly organized and existing under the laws of USA having its principal office at 1515 South
Federal Highway, Boca Raton, Florida, 33432 (hereinafter referred to as "Company X")

The Service

TeleCard is engaged in the business of providing a service which enables users of the public telephone systems of a number of countries to charge their calls to a credit card while in that country. The calls charged can be domestic or international. The cards used may be any credit card that has been activated in TeleCard's dialing system database.
All calls -are redialed through the local country's Postal
Telephone & Telegraph Company (PTT), thereby making accessible to callers the worldwide network of that particular country's telephone system.

Terms

The terms of this contract are from September 5, 1990 to September 5, 1993. Unless terminated in accordance with clause 9, this agreement will be renewed for periods of 12 months at a time.

3.   Operations

3.1 When used in this Agreement, unless the context otherwise requires, each of the terms set forth herein below shall have the meaning as indicated below:


a) "Company X Card(s) n shall mean an unexpired credit card(s) bearing the service marks, trade mark(s) and/or trade name of Company X and a design or style as may, from time to time, be determined by Company X.

b) "Cardholder(s)" shall mean the person or entity whose name appears on the Company X Card as the authorized user thereof.

c) "Hot Card Notice" shall mean a notification supplied by Company X to TeleCard containing the number of Company X cards which are to be blocked from use.

d) "Stop List" ("Black List") shall mean the list to be supplied regularly by Company X to TeleCard, containing the card numbers of Company X cards which are being improperly used and any lost, stolen and/or cancelled Company X cards which are then to be blocked from use.

3.2 TeleCard will transmit to Company X on a mutually agreed upon interval, information as to the telephone usage totals for each cardholder so that Company X may apply its own standards for "floors", "ceilings" and other credit limit decisions. Control over which card is not authorized to charge telephone calls will be via regularly transmitted
"black lists" from Company X to TeleCard. TeleCard will update all of its worldwide databases with the most current black list within 24 hours of receipt.

3.3 TeleCard will establish a system that allows Company X cardholders to use their current Company X number to charge telephone calls.

3.4  TeleCard will adapt its software to accept the Company
X numbering system and technical specifications.

3.5 TeleCard shall send to Company X every two weeks a magnetic tape containing the information necessary for Company X to bill its cardholders for telephone calls made and charged through TeleCard.

3.6 TeleCard will bill Company X in currency rates of the country in which the call was made or in U.S. dollars.

3.7 Company X shall pay TeleCard in the currency billed minus the compensation to Company X (see article 7 of this agreement), 14 days after receipt of the magnetic tape containing the billing information.

3.8 Company X will invoice and collect from the cardholder in accordance with the normal procedures and practices of Company X.


3.9 Company X shall be entitled to refuse payment to TeleCard in respect of a call made by a cardholder through TeleCard, or if payment has been made, to claim an immediate refund, if:


a) the call was made with an expired Company X Card or a Company X Card appearing on a Stop List, Hot Notice or Black
List received by TeleCard in time to be posted to the ETI database;

b) the cardholder refuse" to make payment to Company X in respect of such call on the grounds of poor transmission quality or misdialing;

c) The cardholder (past or present) refuses to make payment to Company X because such cardholder asserts that the subject call was unauthorized.

TeleCard covenants, warrants and agrees that it shall:


a) not make any extra or special charge in connection with any call made by a cardholder and will bill according to published prices.

b) deal with all complaints made by cardholders in accordance with the procedures in Appendix A attached hereto and made a part hereof.

4.   Marketing

4.1 Company X will distribute to all of its cardholders or selected cardholders, instructional material as to how the cardholder will use the "Service" and such other promotional and user material which Company X deems suitable to promote the use of the "Service."

4.2 Company X shall advertise, use direct mail, engage in sales promotions and other related -marketing activities that Company X deems suitable to promote the use of the "Service" and at Company X's expense.

4.3 TeleCard will provide free-of-charge technical and marketing assistance in the production of cardholder information for use of the service.

5.   Trademarks. Service Marks and Logos

5.1 TeleCard hereby authorizes Company X for the term of this Agreement to publish the name of TeleCard and the locations of the "Service" in any directory of merchants or other publication of Company X.

5.2  Company X agrees that the Executive TeleCard
International trademarks, service marks and logos belong to TeleCard and will devote its best efforts during and after the Term to protect TeleCard's interests in these trademarks, service marks and logo.

5.3 TeleCard shall obtain from Company X approval in writing, prior to publication, of any advertising and/or promotional materials containing the service marks and/or trademarks of Company X.

6.0  Power of Attorney/Claims

6.1  Company X is not acting on behalf of TeleCard.

6.2  TeleCard is not acting on behalf of Company X.

6.3 This Agreement does not in any way create the relationship of joint venture, partnership, or principal and agent between Company X and TeleCard. TeleCard shall not act or attempt to act, or represent itself, directly or by implication, as agent for Company X or in any manner assume or create or attempt to assume or create any obligation on behalf or in the name of Company X.

7.   Compensation

7.1 For the marketing and administrative services rendered, including billing to and collection from the cardholders, TeleCard will grant Company X a "discount fee" of 3% of toll charges resulting from the use of the "Service" by the cardholders. Company X will deduct the "discount fee" from each payment made to TeleCard. Company X may elect to increase the discount fee for calls originated outside the United States by instructing TeleCard to increase its international tariff rate by a percentage not to exceed ten (10%) per cent. TeleCard will retain twenty-five (25%) per cent of said increase and the balance will be discounted by Company X. This election may be made by Company X once each year on the annual anniversary date of this agreement and become effective no later than 60 days thereafter.

7.2 An annual service charge of US$ 9.95 will be billed to Company X cardholders who utilize the service for calls originated outside of the United States to maintain their eligibility to access the Executive TeleCard dialing system. ETI will bill this fee annually in the tapes it prepares and sends to Company X for billing. This annual service charge will only be applied to people who actually use the card the first time in each new calendar year.

7.3 Tariff rates billed by TeleCard will not exceed a 40% markup from Postal Telephone and Telegraph (PTT) standard cost.

8.   Confidentiality

8.1 As a result of carrying out this Agreement, Company X will have access to confidential material and information belonging to TeleCard, and TeleCard will have access to confidential material and information belonging to Company X such as client lists, employee lists, procedure manuals and techniques and programs used by the company or planned to be used in the future, etc. This confidential information has been acquired by TeleCard and Company X after considerable expense, time and energy. TeleCard and Company X agree to protect the confidentiality of this information and, other than in the ordinary course of business, TeleCard and Company X will not disclose any of such confidential information during or after the Term of this Agreement.

9.   Termination

9.1 Company X can terminate this Agreement upon 90 days written notice to TeleCard prior to the end of the initial period or any additional annual renewal period. TeleCard can terminate this Agreement upon 90 days written notice to Company X prior to the end of the initial period and any additional annual renewal period.

9.2 Upon termination of this Agreement, discount fees will continue to be paid as outlined in Article 7, for the "Service" used by cardholders before termination, as long as billing and collection are performed by Company X.

9.3 Termination of this Agreement for any reason shall not release either party hereto from any accrued liability to the other party. Company X's right to terminate this Agreement as provided above shall be without prejudice to any other rights provided to it under law or equity.

10.  Assignment

10.1 It is expressly agreed that both parties shall not assign or transfer all or any part of its rights under this Agreement. Any such assignment or transfer of this Agreement, or any assignment or transfer of any interest in this Agreement, without the prior written approval of both parties, shall be null and void and of no effect. Company X may, without prior written approval, assign this agreement to any affiliate of Company X.

Warranties

11.1 Company X will not make any warranty to its prospects and clients beyond those made by TeleCard.

12.  Hold harmless

12.1 TeleCard shall indemnify and hold Company X harmless in respect of:

a) any loss, damage or liability suffered or incurred as a result of TeleCard's failure to perform or observe any of its obligations under this Agreement;

b) any loss, damage or liability suffered or incurred as a result of any failure or omission of TeleCard to charge, report or pay any taxes required by law to be charged, reported or paid in connection with any Company X Card transaction contemplated by this Agreement.


12.2 Company X will hold TeleCard harmless and TeleCard will hold Company' X harmless if in certain countries the local telephone authorities cannot or will not allow the "Service" or case of acts of governments or Force Majeure. TeleCard will use its best efforts to revive the service promptly should such act of governments or Force Majeure occur.



13.  Communications

13.1 Any notice or communication by either party to the other shall be in writing and shall be deemed to have been duly given if either delivered personally, by telefax transmission, or by prepaid registered mail, addressed to the other party at the appropriate address stated above, or at such other address as such party hereto may hereafter specify to the other party.

14.  Applicable Law

14.1 This Agreement shall be governed by and construed in accordance with the laws of the United States and the parties hereto submit to the nonexclusive jurisdiction of the United States Courts in the State of New York.

If any provision of this Agreement is held invalid illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality, or enforceability of any other provision hereof; provided that such invalidity does not materially prejudice either party in their respective rights and obligations contained in the valid terms, covenants or conditions.

14.3 The failure of either party to require the performance of any of the terms of this Agreement or the waiver by either party of any default under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

14.4 The use of any gender shall include all genders, and the use of any number shall be construed as the singular or the plural, as the context may require.

15.  Arbitration

15.1 Any dispute concerning this contract or related agreement, in particular as to their existence, validity, interpretation, performance or nonperformance, whether arising before or after the expiration of the contract, will be settled by arbitration.

15.2 The seat of the arbitration will be in Miami, Florida.

15.3 The arbitration shall take place in accordance with the rules of arbitration of the American Arbitration
Association, applicable at the seat of the arbitration.

15.4 Judgement upon the award rendered may be entered in any court having jurisdiction or application and may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first set forth above.

ATC

BY:

TITLE: EVP and Chief Operating Officer



EXECUTIVE TELECARD S.A.

BY:

TITLE:  Secretary